EXHIBIT 10.17

CAMBREX CORPORATION

2012 EQUITY INCENTIVE PLAN

FOR NON-EMPLOYEE DIRECTORS

Restricted Stock Unit – Award Agreement

This award agreement (the “Agreement”) sets forth the terms of the award (the “Award”), described below, of Restricted Stock Units (the “RSUs”) under the Cambrex Corporation 2012 Equity Incentive Plan for Non-Employee Directors (the “Plan”) to the Participant identified below.  The Award is subject to the terms of the Plan, which are incorporated herein by reference.  Any initially capitalized term not defined herein shall have the meaning assigned to it in the Plan.  The term “vest” as used in this Agreement with respect to any RSU means the lapsing of the restrictions described herein with respect to the right to payment under the Award.

1.	Name of Participant. The Participant to whom the Award has been granted is [Participant].
2.	Type and Amount of Award. Subject to such adjustments as are required or permitted under Section 7 of the Plan, the Award shall consist of [Number] RSUs.
3.	Grant Date. The Award was granted to the Participant on [Date] (the “Grant Date”).
4.

Nature of Award.  The Award consists of the conditional right to receive, on the terms and subject to the restrictions set forth herein and in the Plan, one share of Common Stock for each RSU forming part of the Award.

5.	Forfeiture Risk. If the Participant ceases for any reason to be a member of the Board, any then outstanding and unvested RSUs shall be automatically and immediately forfeited.
6.

Vesting of Award.  Subject to Section 7(b) of the Plan (describing the treatment of the Award in connection with a Change in Control), the Award (unless earlier forfeited) shall vest in full six months after the Grant Date.

7.

Delivery of Shares.  Subject to Paragraph 11 below, the remaining provisions of this Paragraph 7, and Sections 7 and 8 of the Plan, the Company shall deliver to the Participant (or, in the event of the Participant’s death, to the executor or administrator of the Participant’s estate or to the person or persons to whom the RSUs pass by will or by the laws of descent and distribution) one share of Common Stock for each RSU that vests.  Delivery shall be made not later than sixty (60) days following the date of vesting.

8.

Amounts Paid in Lieu of Distributions on Common Stock.  The Participant shall not be entitled to any rights as a shareholder, including rights to vote or rights to dividends or other distributions, with respect to any RSU, except as to shares of Common Stock actually delivered under Paragraph 7 above and subject to the following provisions of this Paragraph 8.  If the Award is outstanding on the record date for any distribution by the Company with respect to the Common Stock other than a stock dividend or similar transaction described in Section 7(d)(1) of the Plan, the Company shall pay or cause to be paid to the Participant, not later than by the delivery date described in Paragraph 7 above, an amount equal to the dividend or distribution (or the value thereof, as determined by the Administrator) to which the Participant would have been entitled with respect to the shares of Common Stock underlying the Award had such shares been outstanding on the record date.  Any distribution pursuant to the immediately preceding sentence that is made prior to vesting of the Award shall be subject to such restrictions as the Administrator may determine to be appropriate to carry out the purposes of the Award.

9.	Nontransferability. The Award is not transferable except at death in accordance with Paragraph 7 above.
10.

No Right to Continued Service.  The grant of the Award shall not be construed as limiting in any way the right of the Company’s shareholders or the Board, subject to applicable law, to terminate the Participant’s service on the Board.  The grant of the Award shall not entitle the Participant to the grant of any other awards under the Plan.

11.

Certain Tax Matters.  The Award consists of an unfunded and unsecured conditional promise by the Company to deliver cash or property in the future.  The Award is intended to qualify for the “short-term deferral” exemption from coverage under Section 409A but is subject to Section 11(b) of the Plan.

12.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.
13.

Electronic Delivery.  The Company may, in its sole discretion, decide to delivery any documents related to the Award or future Awards (if any) by electronic means or request Participant’s consent to participate in the Plan by electronic means.  The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

14.

Entire Agreement; Amendment.  This Agreement and the Plan contain the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter.  This Agreement may only be modified or amended in writing which is signed by both the Company and the Participant.

15.

Notices.  Any notice which may be required or permitted under this Agreement shall be in writing and shall be delivered in person, or via facsimile transmission, e-mail or overnight courier service or certified mail, return receipt requested, postage prepaid, properly addressed as follows:

15.1

If such notice is to the Company, to the attention of the Corporate Secretary of Cambrex Corporation, One Meadowlands Plaza, East Rutherford, New Jersey 07073, or at such other address as the Company, by notice to the Participant, shall designate in writing from time to time.

15.2

If such notice is to the Participant, at his or her address as shown on the Company’s records, or at such other address as the Participant, by written notice to the Company, shall designate in writing from time to time

16.

Governing Law/Jurisdiction.  This Agreement shall be governed by and construed under the laws of the State of Delaware.  By accepting an Award under this Agreement, each Participant will be deemed to (a) have submitted irrevocably and unconditionally to the jurisdiction of the federal and state courts located in New Jersey for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement or any Award under this Agreement; (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement or an Award under this Agreement, except in the federal and state courts located in New Jersey; and (c) waive, and agree not to assert, by way of motion as a defense or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that this Agreement or an Award under this Agreement or the subject matter thereof may not be enforced in or by such court.

IN WITNESS WHEREOF, the parties have duly executed this Agreement, as of the day and year first above written.

CAMBREX CORPORATION

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By: Title:

PARTICIPANT

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